                                                                   EXHIBIT 10.21



                          EXCLUSIVE LICENSE AGREEMENT



                                    BETWEEN



                  THE REGENTS OF THE UNIVERSITY OF CALIFORNIA



                                      AND



                                 MEGABIOS CORP.


                                      FOR


                     EXPRESSION OF CLONED GENES IN THE LUNG

                     BY AEROSOL AND LIPOSOME BASED DELIVERY
                      AND HIGH LEVEL TRANSGENE EXPRESSION



     U.C. Case Nos 91-O51-2,-3, -4, &-5 and 91-281-1, -2, -4 & -5; 95-222-1

                               Table of Contents
                               -----------------


ARTICLE NO.             TITLE                                                      PAGE
----------              -----                                                      ----
                        Recitals..................................................   1
     1.                 Definitions...............................................   3
     2.                 Grant.....................................................   8
     3.                 License Issue and Milestone Fees..........................  10
     4.                 Royalties.................................................  12
     5.                 Due Diligence.............................................  16
     6.                 Progress and Royalty Reports..............................  20
     7.                 Books and Records.........................................  22
     8.                 Life of the Agreement.....................................  23
     9.                 Termination by The Regents................................  23
    10.                 Termination by Licensee...................................  24
    11.                 Disposition of Patent Products On Hand Upon Termination...  25
    12.                 Use of Names and Trademarks...............................  25
    13.                 Limited Warranty..........................................  26
    14.                 Patent Prosecution and Maintenance........................  28
    15.                 Patent Marking............................................  31
    16.                 Patent Infringement.......................................  31
    17.                 Indemnification and Insurance.............................  35
    18.                 Notices...................................................  37
    19.                 Assignability.............................................  38
    20.                 Late Payments.............................................  38
    21.                 Waiver....................................................  38
    22.                 Failure to Perform........................................  39
    23.                 Governing Laws............................................  39
    24.                 Foreign Government Approval or Registration...............  39
    25.                 Export Control Laws.......................................  40
    26.                 Force Majeure.............................................  40
    27.                 Confidentiality...........................................  41
    28.                 Miscellaneous.............................................  43


  U.C. Case Nos. 91-051-2, -3, -4, & -5, 91-281-1, -2, -4 & -5; and 95-222-1



                          Exclusive License Agreement
                                      for
                     Expression of Cloned Genes in the Lung
                     by Aerosol and Liposome Based Delivery
                      and High Level Transgene Expression


   This license agreement ("Agreement") is effective this 9th day of May 1996,
                                                          ---        ---
by and between The Regents of the University of California ("The Regents"), a California corporation, having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550 and Megabios Corp. ("Licensee"), a California corporation, having a principal place of business at 863 A Mitten Road, Burlingame, California 94010.


                                    Recitals
                                    --------

   Whereas, Licensee sponsored research in the laboratory of Dr. Robert J. Debs at The University of California at San Francisco under a 3 year research agreement effective April 30, 1992;

   Whereas, Licensee entered into an Option Agreement ("Option Agreement"), having U.C. Agreement Control No. 92-11-0192, effective

April 30, 1992 that allowed Licensee to evaluate its interest in taking a license to any inventions arising under the research agreement:

   Whereas, certain inventions useful for gene delivery and therapy in the lung were made under the research sponsored by Licensee at the University of California, San Francisco ("UCSF") by Dr. Robert J. Debs, Mr. Ning Zhu, and others, and are claimed in Patent Rights defined below ("Inventions");

   Whereas, The Licensee is a "small business firm" as defined in 15 U.S.C.
Section 632;

   Whereas, Licensee delivered a notice, dated January 23, 1995, electing to exercise the option granted under the Option Agreement;

   Whereas, both parties recognize that royalties due under this Agreement will be paid on pending patent applications and issued patents;

   Whereas, The Regents agree to grant the following rights to Licensee so that the products and other benefits derived from the Inventions can be enjoyed by the general public.

                                   --oo0oo--

   The parties agree as follows:


1.      Definitions
--      -----------

   As used in this Agreement, the following terms will have the meaning set forth below:

        1.1 "Patent Rights" means all U.S. patents and patent applications and corresponding foreign patents and patent applications related to Inventions assigned to The Regents, and in the case of foreign patents and patent applications, those requested under Paragraph 14.4, including any reissues, extensions, substitutions, continuations, divisions, and continuations-in-part applications (only to the extent, however, that claims in the continuations-in-part applications are entitled to the priority filing date of the parent patent application) relating to any subject matter claimed in or covered by any of the following:

        1.1.1     U.S. Patent Application Serial Number[*


                                                      ]
        1.1.2     U.S. Patent Application Serial Number[*


                                                      ]
        1.1.3     U.S. Patent Application Serial Number[*

                                       3



[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   ]
        1.1.4     U.S. Patent Application Serial Number[*


                                                      ]
        1.1.5     U.S. Patent Application Serial Number[*


                                                               ]
        1.1.6 U.S. Patent Application Serial Number entitled "Transfection of Lung Via Aerosolized[*


                                                      ]
        1.1.7     U.S. Patent Application Serial Number[*


                                                      ]
        1.1.8     U.S. Patent Application Serial Number[*


                                                        ]
                                       4

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        1.1.9      U.S. Patent Application Serial Number[*


                                                     ]
        1 .1.10    U.S. Patent Application Serial Number[*


                                                   ]
        1.1.11 any subject matter claimed in patent applications covering University of California case file disclosure number[*


                             ]
   1.2  "Patent Products" means:

        1.2.1     any kit, composition of matter, material, or product;

        1.2.2 any kit, composition of manor, material, or product to be used in a manner requiring the performance of the Patent Method; or

        1.2.3 any kit, composition of matter, material, or product produced by the Patent Method;

to the extent that the manufacture, use, or sale of such kit composition of matter, material or product, in a particular country, would be covered by or infringe, but for the license granted to Licensee pursuant to this Agreement.

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THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE
OMITTED PORTIONS.

an unexpired claim of an issued patent or a claim of a patent application under Patent Rights in that country in which such patent has issued or application is pending. This definition of Patent Products also includes a service either used by Licensee or provided by Licensee to its customers when such service requires the practice of the Patent Method.

     1.3 "Patent Method" means any process or method covered by the claims of a patent application or patent within Patent Rights, the use or practice of which would be covered by or infringe in a particular country, but for the license granted to Licensee pursuant to this Agreement an unexpired claim of an issued patent or a pending claim of a patent application within Patent Rights in that country in which the Patent Method is used or practiced.

     1.4 "Net Sales" means the gross invoice prices from the sale of Patent Products by Licensee, an Affiliate, a Joint Venture or a sublicensee to independent third parties for cash or other forms of consideration in accordance with Generally Acceptable Accounting Principles limited to the following deductions (if not already deducted from the gross invoice prices): (a) allowances (actually paid and limited to rejections, returns, and prompt payment and volume discounts granted to customers of Patent Products, whether in cash or Patent Products in lieu of cash); (b) freight, transport packing, insurance charges associated with transportation; and (c) taxes, tariff, or import/export duties based on sales when included in gross sales, but not value-added taxes or taxes assessed on income derived from such sales. Where Licensee distributes Patent Products for end use to itself, an Affiliate, a Joint Venture, or a sublicensee, then such distribution will be considered a sale at list price normally charged to independent third parties, and The Regents will be entitled to collect a royalty on such sale in accordance with
Article 4 (Royalties). Sales of Patent Products for use in research and development, including human clinical trials, shall not be included within "Net Sales."

     1.5 "Affiliate(s)" of Licensee means any entity which, directly or indirectly, controls Licensee, is controlled by Licensee, or is under common control with Licensee ("control" for these purposes being defined as the actual, present capacity to elect a majority of the directors of such affiliate, or if not, the capacity to elect the members that control fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors) provided, however, that in any country where the local law will not permit foreign equity participation of a majority, then an "Affiliate" will include any company in which Licensee will own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law. Each reference to Licensee herein will be meant to include its Affiliates.

     1.6 "Joint Venture" means any separate entity established pursuant to an agreement between a third party and Licensee to constitute a vehicle for a joint venture, in which the separate entity manufactures, uses, purchases, sells, or acquires Patent Products from Licensee. Each reference to Licensee herein will be meant to include its Joint Venture(s).

2.   Grant
--   -----

     2.1 Subject to the limitations set forth in this Agreement, The Regents hereby grants to Licensee exclusive licenses under Patent Rights relating to Sub-paragraphs 1.1.1 to 1.1.10 to make, have made, use, import, offer for sale, and sell Patent Products and to practice the Patent Method in the United States and all countries where Patent Rights exist as designated by Licensee pursuant to Paragraph 14.4.

   2.2 Subject to the limitations set forth in this Agreement, The Regents hereby grants to Licensee exclusive licenses in the undivided interest of The Regents in the Patent Rights relating to Sub-paragraph 1.1.11 to make, have made, use, import, offer for sale, and sell Patent Products and to practice the Patent Method in the United States and all countries where Patent Rights exist as designated by Licensee pursuant to Paragraph 14.4.

   2.3 The Regents also grants to Licensee the right to issue sublicenses to third parties to make, have made, use, import, offer for sale, and sell Patent Products and to practice the Patent Method, provided Licensee retains current exclusive rights thereto under this Agreement prior to the grant at the sublicense. Throughout the term of each such sublicense, Licensee shall ensure compliance with, to the extent applicable, all of the rights due to The Regents contained in this Agreement, including payment of royalties as provided for in Article 4. (Royalties).

   2.4 Subject to Paragraph 6.4 herein, Licensee will notify The Regents of each sublicense granted hereunder and provide The Regents with a summary of the major non-financial terms of each sublicense. Licensee will carry out and guarantee the collection and payment from sublicensees of all royalties due The Regents as set forth in Paragraph 4.1 herein. Licensee will require sublicensees to provide it with progress and royalty reports in accordance with the provisions herein, and Licensee will collect and deliver to The Regents all such reports due from sublicensees.

   2.5 Upon termination of this Agreement for any reason (including termination under Paragraph 5.5 or any termination that might result from the institution of any proceeding by or against Megabios in bankruptcy), or should Licensee retain a non-exclusive license to any patent or patent application pursuant to Paragraphs 5.4 and 5.5 herein, Licensee agrees that it will assign to The Regents all sublicense agreements entered into by Licensee and its sublicensees and The Regents agree to assume such assigned sublicenses. The Regents will not be bound by duties or obligations contained in sublicenses that are not contained in this Agreement. The Regents will not be bound by duties extending beyond this Agreement. This Paragraph 2.5 shall not apply to any sublicensee whose actions or omissions caused this Agreement to be terminated by The Regents pursuant to Paragraph 9.1.

   2.6 Nothing in this Agreement will be deemed to limit the right of The Regents to publish any and all technical data resulting from any research performed by The Regents relating to the Inventions and to make and use the Inventions, Patent Product(s), Patent Method(s), and associated technology solely for educational and non-commercial research purposes.

3. License Issue and Milestone Fees
-- --------------------------------

   3.1 As consideration for all the rights and licenses granted to Licensee, Licensee will pay to The Regents a license issue fee of[*

           ]Dollars payable in three installments in the amounts and at the times specified below:

          3.1.1          $[*       ]to be paid to The Regents within seven (7)
                         days after the execution of this Agreement by Licensee:

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          3.1.2[*              ]to be paid to The Regents on or before
                     June 15th, 1997;

   3.2 Licensee shall pay to The Regents milestone fees in the amounts and upon the events specified below within 60 days after the occurrence of each such event:

          3.2.1      $[*][*]in the United States with the first Patent Product;

          3.2.2      $[*][*]in the United States for the first Patent Product;

          3.2.3      $[*][*]in the United States with the second Patent Product;

          3.2.4      $[*][*]for the first Patent Product;

          3.2.5      $[*][*]in the United States for the second Patent Product;

          3.2.6      $[*][*]for the second Patent Product.

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THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE
OMITTED PORTIONS.

   3.3    The fees and payments set forth in Paragraphs 3.1 and 3.2 above
are[*                         ]


4.  Royalties
--  ---------

   4.1 As further consideration for all the rights and licenses granted to Licensee, Licensee will also pay to The Regents an earned royalty at the rate of
[*       ]based on the Net Sales of Patent Products.

   4.2 Paragraphs 1.1, 1.2, and 1.3 define Patent Rights, Patent Products, and Patent Method so that royalties will be payable on Patent Products and Patent Methods covered by both issued patents and pending patent applications included within Patent Rights. Earned royalties will accrue in each country for the duration of Patent Rights in that country and will be payable to The Regents when Patent Products are invoiced, or if not invoiced, when delivered to a third party or to itself, an Affiliate, Joint Venture, or sublicensee in the case where such delivery of the Patent Product to Licensee, an Affiliate, Joint Venture, or sublicensee is intended for end use.

   4.3 To the extent royalties are paid for Patent Products that have been invoiced, but for which payment is not actually received by the seller within a reasonable time, Licensee may credit the amount of such royalties

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THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE
OMITTED PORTIONS.

against future payments at the time Licensee writes-off as a bad debt monies due it in association with such royalties.

   4.4 Royalties accruing to The Regents will be paid to The Regents quarterly on or before the following dates of each calendar year:

             March 15 for the calendar quarter ending December 31
             June 15 for the calendar quarter ending March 31
             September 15 for the calendar quarter ending June 30
             December 15 for the calendar quarter ending September 30

Each such payment will be for royalties which accrued up to Licensee's most recently completed calendar quarter.

   4.5 In the event that the amount of earned royalties provided for in Paragraph 4.1 and based on Net Sales of Patent Products in the calendar years set forth below is less than the corresponding minimum royalty amounts, Licensee shall pay the amount of the difference to The Regents by March 15 of the following calendar year:

                                      [*]

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THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE
OMITTED PORTIONS.

In each succeeding calendar year after the year[*        ]Licensee will pay a
minimum annual royalty of[*              ]and thereafter for the life of this
Agreement.

   4.6 All monies due The Regents will be payable in United States funds collectible at par in San Francisco, California. When Patent Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Patent Products were sold and then converted into equivalent United States funds. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

   4.7 Earned royalties based on sales of Patent Products occurring in any country outside the United States will not be reduced by any taxes, fees, or other charges imposed by the government of such country, except those taxes, fees, and other charges allowed under the provisions of Paragraph 1.4 herein. Notwithstanding the foregoing, if The Regents is required to pay taxes on its royalties under the laws of any country, then Licensee will pay such amounts to the proper authorities, withhold such amounts from royalties paid to The Regents, and provide The Regents with all documents and assistance reasonably necessary to enable The Regents to recover all or part of such amounts pursuant to any double taxation treaty or otherwise. Licensee will also be responsible for all bank transfer charges.

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THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE
OMITTED PORTIONS.

   4.8 Should the claims in any of the Patent Rights be narrowed to the extent that it is not obvious that Licensee is infringing the narrower Patent Rights and Licensee has the option of either making, using or selling certain Licensed Products within the scope of the narrower claims or making, using or selling equivalent non-infringing products, The Regents will enter into good-faith negotiations to appropriately reduce the royalty rate set forth in Paragraph 4.1, provided that in no case will the royalty rate be less than[*

                             ]based on the Net Sales of Patent Products.

The Regents will lower the minimum annual royalties by a percent amount equal to the reduction in the royalty rate. In no case, however, will the minimum annual
royalties due The Regents fall below[*       ]of the amounts listed in Paragraph
4.5 above. Further, Licensee must make a request to The Regents in writing for such a reduction in the royalty rate and reduced minimum annual royalty payment sixty (60) days prior to the beginning of the first calendar year in which such reductions would apply.

   4.9 Notwithstanding the provisions of Article 26 (Force Majeure), if at any time legal restrictions prevent prompt remittance of part or all royalties owed to The Regents by Licensee with respect to any country where a Patent Product is sold or distributed, Licensee will convert the amount owed to The Regents into United States funds and will pay The Regents directly from another source of funds for the amount impounded.

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THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE
OMITTED PORTIONS.

   4.10 In the event that any patent or any claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and from which no appeal has or can be taken, all obligation to pay royalties based on, such patent or claim or any claim patentably indistinct therefrom will cease as of the date of such final decision. Licensee will not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim that has not expired or that is not involved in such decision.

5.  Due Diligence
--  -------------

   5.1 Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and sale of Patent Products in the United States, France, Germany, Italy, and the United Kingdom, and will earnestly and diligently market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefor at the price(s) established by Licensee or it sublicensee(s) in accordance with applicable laws and regulations.

   5.2 Licensee will be entitled to exercise prudent and reasonable business judgment in the manner in which it meets its due diligence obligations hereunder. In no case, however, will Licensee be relieved of its obligations to meet the due diligence provisions of this Article 5. (Due

Diligence). It is understood and agreed by The Regents, that, notwithstanding anything to the contrary in this Agreement, the activities of Licensee's sublicensees in the development, manufacture and sale of Patent Products will be deemed activities of Licensee in meeting its obligations under this Article 5.

   5.3 Licensee will obtain all necessary governmental approvals in each country in which Patent Products are manufactured, used or sold.

   5.4    If Licensee is unable to perform any of the following:

          5.4.1     [*                 ]with the first Patent Product on
                    or before[*                 ];and

          5.4.2     [*
                   ]in the United States for the first Patent Product on or
                    before[*           ];and

          5.4.3     [*                  ]with the second Patent Product
                    on or before[*                ];and

          5.4.4     [*
                                    ]for the first Patent
                     Product on or before[*               ]and

          5.4.5     [*

                            ]in the United States for the second Patent
                     Product on or before[*            ]and

          5.4.6      [*
                                    ]for the second Patent
                     Product on or before[*                ]and

          5.4.7      [*

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THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE
OMITTED PORTIONS.

                                     ]and

          5.4.8[*


                               ]
then The Regents will have the right and option to terminate this Agreement or reduce Licensee's exclusive licenses to non-exclusive licenses in accordance with Paragraph 5.5 hereof; provided, however, that if the first Patent Product does not meet the diligence milestones referenced in subparagraphs[*
      ]but the second or a later Patent Product meets such diligence milestones, Licensee will be deemed to be in compliance with this Paragraph 5.4 and Licensee's licenses under Article 2 shall remain exclusive and in full force and effect. The exercise of this right and option by The Regents supersedes the rights granted in Article 2. (Grant).

     5.5 To exercise either the right to terminate this Agreement or reduce the exclusive licenses granted to Licensee to non-exclusive licenses for lack of diligence required in this Article 5. (Due Diligence), The Regents will give Licensee written notice of the deficiency. Licensee thereafter has 60 (sixty) days to cure the deficiency. Licensee shall be entitled to extend each of the
dates set forth in Subparagraphs[*                          ]which have

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THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE
OMITTED PORTIONS.

not been met by Licensee by up to[*]additional years upon payment to The Regents of a fee for each year a date is extended. The amounts of the extension fees due The Regents for[*


                                                                          ]
and such extensions will be automatically granted by The Regents provided that the corresponding extension-fee payment is received by The Regents within thirty
(30) days of Licensee's receipt of written notice from The Regents of Licensee's
deficiency. Each extension shall serve to extend by[*        ]not just the
immediately applicable deadline, but all subsequent milestone deadlines applicable to such Patent Product. If The Regents has not received the payment
for the[*           ] extension within the thirty (30) day period or written
tangible evidence satisfactory to The Regents that the deficiency has been cured by the end of the sixty (60) day period, then The Regents may, at its option, terminate this Agreement or reduce the exclusive licenses granted to Licensee to non-exclusive licenses by giving written notice to Licensee. These notices will be subject to Article 18. (Notices). Notwithstanding the foregoing, if Licensee's failure pertains to the second Patent Product, Licensee shall be entitled to retain its exclusive licenses with respect to the first Patent Product.

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THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE
OMITTED PORTIONS.

6.   Progress and Royalty Reports
--   ----------------------------

     6.1 Beginning June 15, 1996 and semi-annually thereafter, Licensee will submit to The Regents a progress report covering the activities of Licensee related to the development and testing of all Patent Products and the obtaining of the governmental approvals necessary for marketing. These progress reports will be provided to The Regents to cover the progress of the research and development of the Patent Products until their first commercial sale in the United States. Notwithstanding the foregoing, Licensee shall not be required to include in any reports to The Regents hereunder any confidential or proprietary scientific information disclosed to Licensee by its sublicensees.

     6.2 The progress reports submitted under Paragraph 6.1 will include, but not be limited to, the following topics so that The Regents may be able to determine the progress of the development of Patent Products and may also be able to determine whether or not Licensee has met its diligence obligations set forth in Article 5. (Due Diligence) above:

                    .     summary of work completed

                    .     key scientific discoveries

                    .     summary of work in progress

                    .     current schedule of anticipated events or milestones

                    .    the introduction date of Patent Products to the market

                    .    activities of sublicensees, if any.

   6.3 Licensee will also report to The Regents the date of its first commercial sale of a given Patent Product in a given country in the progress and royalty report immediately following the first commercial sale of a Patent Product in a such country.

   6.4 After the first commercial sale of a Patent Product, Licensee will provide The Regents with quarterly royalty reports to The Regents on or before each March 15, June 15, September 15 and December 15 of each year. Each such royalty report will cover the most recently completed calendar quarter (October through December, January through March, April through June, and July through September) and will show:

          6.4.1 the gross sales and Net Sales of Patent Products sold by Licensee and reported to Licensee as sold by its sublicensees during the most recently completed calendar quarter;

          6.4.2 the names and number of Patent Products sold or distributed by Licensee and reported to Licensee as sold or distributed by its sublicensees;

          6.4.3 the royalties, in U.S. dollars, payable hereunder with respect to Net Sales; and

          6.4.4     the exchange rates used, if any.

   6.5 If no sales of Patent Products have been made during any reporting period after the first commercial sale of a Patent Product, then a statement, signed and dated by Licensee, is required.


7. Books and Records
-- -----------------

   7.1 Licensee will keep books and records accurately showing all Patent Products manufactured, used, and/or sold under the terms of this Agreement. Such books and records will be preserved for at least three (3) years from the date of the royalty payment to which they pertain and will be open to inspection by a certified public accountant designated by The Regents and reasonably acceptable to Licensee at reasonable times to determine the accuracy of the books and records and to determine compliance by Licensee with the terms of this Agreement. Records regarding sales in any given period shall be subject to inspection only once. All inspections shall be conducted under reasonable confidentiality restrictions.

   7.2 The fees and expenses of representatives performing such an examination will be borne by The Regents. However, if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered, then the fees and expenses of these representatives will be borne by Licensee.

8.  Life of the Agreement
--  ---------------------

    8.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the effective date recited on page one and will remain in effect for the life of the last-to-expire patent licensed under this Agreement, or until the last patent application licensed under this Agreement is abandoned, whichever is later.

    8.2 Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:


          Article        7      Books and Records
          Article        11     Disposition of Patent Products on Hand Upon
                                Termination
          Article        12     Use of Names and Trademarks
          Paragraph      14.6   Patent Prosecution and Maintenance
          Article        17     Indemnification and Insurance
          Article        22     Failure to Perform
          Article        27     Confidentiality

9.  Termination by The Regents
--  --------------------------

    9.1 If Licensee should materially violate or materially fail to perform any term or covenant of this Agreement (other than Article 5), then The Regents may give written notice of such default ("Notice of Default") to

Licensee. If Licensee should fail to repair such default within sixty (60) days of the date of such notice, The Regents will have the right to terminate this Agreement and the licenses herein by a second written notice ("Notice of Termination") to Licensee. If a Notice of Termination is sent to Licensee, this Agreement will automatically terminate on the date such notice is delivered. Such termination will not relieve Licensee of its obligation to pay any royalty or license fees owing at the time of such termination and will not impair any accrued right of The Regents. These notices will be subject to Article 18. (Notices).


10.    Termination by Licensee
---    -----------------------

       10.1 Licensee will have the right at any time to terminate this Agreement in whole or as to any portion of Patent Rights by giving notice in writing to The Regents. Such Notice of Termination will be subject to Article
18. (Notices) and termination of this Agreement will be effective sixty (60) days from the effective date of such notice.

       10.2 Any termination pursuant to the above paragraph will not relieve Licensee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by Licensee or any payments made to The Regents hereunder prior to the time such termination becomes effective, and such termination will not affect in any manner any accrued rights or obligations of The Regents or Licensee arising under this Agreement prior to such termination.

11.    Disposition of Patent Products On Hand Upon Termination
---    -------------------------------------------------------

       11.1 Upon termination of this Agreement, Licensee will have the privilege of disposing all previously made or partially made Patent Products, but no more, within a period of one hundred and twenty (120) days, provided, however, that the sale of such Patent Products will be subject to the terms of this Agreement including, but not limited to the payment of royalties on the Net Sales of Patent Products at the rates and at the times provided herein and the rendering of reports in connection therewith.

12.    Use of Names and Trademarks
---    ---------------------------

       12.1 Nothing contained in this Agreement will be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto by the other (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by Licensee of the name, "The Regents of the University of California" or the name of any campus of the University of California is expressly prohibited.

   12.2 It is understood that The Regents will be free to release to the inventors and senior administrative officials employed by The Regents the terms and conditions of this Agreement upon their request. If such release is made, The Regents will request that such terms and conditions shall be treated in accordance with the terms of Article 27 (Confidentiality) by such individuals, but, in any event, The Regents shall remain responsible for continued compliance with Article 27 (Confidentiality) with respect to disclosure of such information by such individuals. It is further understood that should a third party inquire whether a license to Patent Rights is available, The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2. (Grant) to such third party, but will not disclose the name of Licensee or any of the financial terms of this Agreement, except where The Regents is required to release such information under either the California Public Records Act or other applicable law.


13.  Limited Warranty
---  ----------------

   13.1 The Regents warrants to Licensee that it has the lawful right to grant this license and that such grant does not conflict with any other grant of rights by The Regents.

   13.2 Except as set forth in Paragraph 13.1 above, this license and the associated Inventions are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE INVENTIONS, PATENT PRODUCTS, OR PATENT METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

     13.3 IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL; SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTIONS, PATENT METHOD, OR PATENT PRODUCTS.

     13.4  Nothing in this Agreement will be construed as:

           13.4.1 a warranty or representation by The Regents as to the validity, enforceability, or scope of any Patent Rights; or

           13.4.2 a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

           13.4.3 an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 16. (Patent Infringement); or

           13.4.4 conferring by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Patent Rights; or

           13.4.5 an obligation to furnish any know-how not provided in Patent Rights.


14.    Patent Prosecution and Maintenance
---    ----------------------------------

       14.1 The Regents will diligently prosecute and maintain the United States and foreign patents comprising Patent Rights and any interference or opposition proceedings relative to Patent Rights, using counsel of its choice. In the event that The Regents changes counsel for any reason, The Regents shall replace such counsel with new counsel of its choice that is reasonably acceptable to Licensee, provided, however, that if Licensee rejects the choice of new counsel by The Regents three times consecutively (i.e., three different new attorneys), then The Regents shall be free, in its sole discretion, to choose an attorney of its choice. The Regents will promptly provide Licensee with copies of all relevant documentation so that Licensee may be currently and promptly informed and apprised of the continuing prosecution and so that Licensee may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Licensee has not commented upon such documentation prior to the initial deadline for filing a response with the relevant government patent office, The Regents will be free to respond appropriately without waiting for Licensee's comments, if any. Both parties hereto will keep this documentation in confidence in accordance with the provisions of Article 27.

(Confidentiality) herein. The Regents' counsel will take instructions only from The Regents.

   14.2 The Regents will use all reasonable efforts to amend any patent application to include claims requested by Licensee and required to protect the Patent Products contemplated to be sold or Patent Method to be practiced under this Agreement.

   14.3 The Regents and Licensee will cooperate in applying for an extension of the term of any patent included within Patent Rights, if appropriate, under the Drug Price Competition and Patent Term Restoration Act of 1984. Licensee will prepare all such documents, and The Regents will execute such documents and will take such additional action as Licensee may reasonably request in connection therewith.

   14.4 The Regents will, at the request of Licensee, file, prosecute, and maintain patent applications and patents covered by Patent Rights in foreign countries if available. Licensee must notify The Regents within seven (7) months of the filing of the corresponding United States application of its decision to request The Regents to file foreign counterpart patent applications. This notice concerning foreign filing must be in writing and must identify the countries desired. The absence of such a notice from Licensee to The Regents within the seven (7) month period will be considered an election by Licensee not to request The Regents to secure foreign patent rights on behalf of Licensee. The Regents will have the right to file patent applications at its own expense in any country Licensee has not included in its list of desired countries, and such applications and resultant patents, it any, will not be included in the licenses granted under this Agreement.

   14.5 All costs incurred after the effective date of this Agreement for preparing, filing, prosecuting and maintaining all United States and foreign patent applications and patents covered by Patent Rights in Paragraph 1.1 in accordance with this Article 14 will be borne by Licensee. The parties acknowledge that patent preparation and prosecution costs incurred by The Regents for patent applications claiming Inventions prior to the execution of this Agreement have been paid or are to be paid by Licensee. The costs of all interferences and oppositions will be considered prosecution expenses and also will be borne by Licensee. Licensee will reimburse The Regents for all costs and charges covered by this Paragraph 14.5 within thirty (30) days following receipt of an itemized invoice from The Regents for same.

   14.6 Licensee's obligation to underwrite and to pay patent filing costs (and related costs), prosecution and maintenance costs will continue for costs incurred until three (3) months after receipt by either party of a Notice of Termination. Licensee will reimburse The Regents for all patent costs incurred during the term of the Agreement and for three (3) months thereafter. Licensee may with respect to any particular patent application or patent terminate its obligations with the patent application or patent in any or all designated countries upon three (3) months written notice to The Regents. The Regents will use its best efforts to curtail the associated patent costs after such notice is received from Licensee. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that Licensee will have no further right or licenses thereunder.

15.  Patent Marking
---  --------------

     15.1 Licensee will mark all Patent Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

16.  Patent Infringement
---  -------------------

     16.1 In the event that Licensee learns of the substantial infringement of any patent licensed under this Agreement, Licensee will call The Regents' attention thereto in writing and will provide The Regents with reasonable evidence of such infringement. Both parties to this Agreement agree that during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Patent Rights without first obtaining consent of the other party, which consent will not be unreasonably withheld. Both parties will use their best efforts in cooperation with each other to terminate such infringement without litigation.

   16.2 Licensee may request that The Regents take legal action against the infringement of Patent Rights. Such request must be made in writing and must include reasonable evidence of such infringement and damages to Licensee. If the infringing activity has not been abated within ninety (90) days following the effective date of such request, The Regents will have the right to elect to:

                    16.2.1    commence suit on its own account; or

                    16.2.2    refuse to participate in such suit.

   16.3 The Regents will give notice of its election in writing to Licensee by the end of the one-hundredth (100th) day after receiving notice of Licensee's request to bring suit; provided, however, that if suit must be brought earlier pursuant to any applicable rule, regulation or policy of a governmental authority and The Regents are made aware of such rule, regulation, policy or governmental authority, then The Regents will give notice of its election sufficiently in advance of any applicable deadline to permit suit to be brought by The Regents or Licensee. In particular, counsel of The Regents will make his/her best efforts either to obtain permission from

The Regents to enter into such law suit or to provide such notice to Licensee within thirty (30) days of receiving any notice of the filing of an Abbreviated New Drug Application (ANDA) for a Patent Product. Licensee may thereafter bring suit for patent infringement if and only if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement.

   16.4 If suit is brought solely by The Regents, then Licensee may bring a second, separate suit following the conclusion of any suit brought by The Regents unless The Regents provides reasonable institutional or conflict-of-interest grounds for precluding Licensee from filing a second, separate suit. In such event Licensee shall not have the right to file such separate suit.

   16.5 If either party elects to bring suit in accordance with this Article 16, the other party may thereafter join suit at its own expense unless The Regents provides reasonable institutional or conflict-of-interest grounds for precluding Licensee from joining a suit filed solely by The Regents. In such event, Licensee shall not have the right to join such suit.

   16.6 If the parties bring suit jointly (seeking damages on behalf of both parties) the parties will control the suit jointly, but, if the parties take differing positions on the issue of validity of the Patent Rights, The Regents may control the resolution of such issue. In such event, the parties will share expenses equally, and all recoveries, whether through settlement or litigation, will be allocated in the following order: i) to each party reimbursement in equal amounts of the attorneys' costs, fees, and other related expenses to the extent each party paid for such costs, fees and expenses until all such costs, fees, and expenses are reimbursed for each party; ii) all remaining amounts other than enhanced damages will be allocated based on good faith negotiations between The Regents and Licensee, taking into account lost royalties due The Regents, lost profits due Licensee, or any other damages theory utilized by the court; iii) enhanced damages will be paid one-half to The Regents and one-half to Licensee.

   16.7 If either party brings suit alone, then the other party will cooperate in the proceedings but at the expense of the party on account of whom suit is brought. Such litigation will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its own choice in any suit brought by Licensee. All recoveries (whether through settlement or litigation) from such action will belong to the party bringing suit, provided that neither party recovers damages suffered by the other or is compensated for licensing rights that may only be granted to an infringing third party pursuant to the terms and conditions of this Agreement. In case of The Regents decision not to require an injunction or its failure to succeed on a claim for an injunction, such non-requirement or failure shall not be deemed to be a license grant.

17.    Indemnification and Insurance
---    -----------------------------

   17.1 Licensee will (and will require its sublicensees to) indemnify, hold harmless, and defend The Regents, its officers, employees, and agents; the sponsors of the research that led to the Inventions; the inventors of any invention covered by patents or patent applications in Patent Rights (including the Patent Products and Patent Method contemplated thereunder) and their employers against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification will include, but will not be limited to any product liability.

   17.2 The Regents will promptly notify Licensee in writing of any claim or suit which The Regents become aware of and which may be subject to the provisions of this Article 17 (Indemnification and Insurance). Licensee will have the sole right to control and settle any such claims or suits, provided that The Regents' written consent, not to be unreasonably withheld, shall be required for any settlement adversely affecting The Regents' rights under this Agreement. The Regents shall cooperate as reasonably requested by Licensee in handling any such claim or suit. Licensee shall reimburse The Regents for out-of-pocket expenses incurred providing such assistance. Licensee will keep The Regents informed on a current basis of its defense of any claims pursuant to this Article 17. (Indemnification and Insurance).

   17.3 Licensee, at its sole cost and expense, will insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain insurance (or an equivalent program of self insurance) as follows:

            17.3.1 Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

            (a)  Each Occurrence............................[*          ]
            (b)  Products/Comprehensive Operations Aggregate[*          ]
            (c)  Personal Injury............................[*          ]
            (d)  General Aggregate (commercial form only)...[*          ]

     It should be expressly understood, however, that the coverages and limits referred to under the above will not in any way limit the liability of Licensee under Paragraph 17.1. Licensee will furnish The Regents with certificates of insurance evidencing compliance with all such requirements. Such certificates will:

           (a) Provide for thirty (30) day advance written notice to The Regents of any modification adversely affecting the rights of The Regents hereunder.

           (b) Indicate that The Regents has been endorsed as an additional Insured under the coverages referred to under the above.

           (c) Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

               and collectable insurance or program of self-insurance carried or maintained by The Regents.


18.    Notices
---    -------

       18.1 Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person, by express mail service or by facsimile (in each case with receipt confirmed) or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below, or to another address as it may designate by written notice given to the other party.


In the case of Licensee:          MEGABIOS CORP.
                                  863A Mitten Road
                                  Burlingame, CA 94010
                                  Attention: Chief Executive Officer

In the case of The Regents:       THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
                                  1320 Harbor Bay Parkway, Suite 150
                                  Alameda, California 94502
                                  Attention:    Terence Feuerborn
                                                Executive Director
                                                Research Administration
                                                and Technology Transfer
                                  Referring to: U.C. Case Nos. 91-051,
                                                91-281 and 95-222

19.    Assignability
---    -------------

       19.1 This Agreement may be assigned only with the written consent of the non-assigning party, not to be unreasonably withheld, provided, however, that Licensee may assign this Agreement in connection with a merger, sale of assets or other change of control transaction involving the entire line of business to which this Agreement relates. This Agreement is binding upon and will inure to the benefit of each party, its successors and permitted assigns.

20.    Late Payments
---    -------------

       20.1 In the event royalty payments or fees or patent prosecution costs are not received by The Regents when due, Licensee will pay to The Regents interest charges at a rate of ten percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Acceptance by The Regents of any late payment interest from Licensee under this Paragraph 20.1 will in no way affect the provision of
Article 21. (Waiver) herein.


21.    Waiver
---    ------

       21.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent and/or similar breach or default.

22.    Failure to Perform
---    ------------------

       22.1 In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party will be entitled to reasonable attorney's fees in addition to costs and necessary disbursements of attorneys.


23.    Governing Laws
---    --------------

       23.1 THIS AGREEMENT WILL SE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.


24.    Foreign Government Approval or Registration
---    -------------------------------------------

       24.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify The Regents if it becomes aware that this Agreement is subject to a

United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.


25.    Export Control Laws
---    -------------------

       25.1 Licensee will observe all applicable United States laws and laws in countries outside of the United States with respect to the transfer of Patent Products and related technical data to countries outside the United States, including, without limitation, the International Traffic in Arms Regulations
(ITAR) and the Export Administration Regulations.


26.    Force Majeure
---    -------------

       26.1 The parties to this Agreement will be excused from any performance required hereunder it such performance is rendered impossible or unfeasible due to any acts of God, catastrophes, or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lock-outs, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the parties' respective obligations hereunder shall resume. However, any party to this

Agreement will have the right to terminate this Agreement upon thirty (30) days' prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes mentioned above and such inability continues for a period of one (1) year. Notices will be subject to Article 18. (Notices).


27.    Confidentiality
---    ---------------

       27.1 Licensee and The Regents respectively will treat and maintain the other party's proprietary business, financial, patent prosecution, process, technical, research, development, regulatory, marketing and sales information, and other proprietary information and the terms of this Agreement ("Proprietary Information") in confidence using at least the same degree of care as that party uses to protect its own proprietary information of a like nature from the date of disclosure until five (5) years after the date of termination of this Agreement, provided that all Proprietary Information will be labeled or marked confidential by the disclosing party, or if the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as set forth above by the disclosing party and delivered to the receiving party within thirty (30) days of the oral disclosure as a record of the disclosure and the confidential nature thereof. Notwithstanding the foregoing, Licensee and The Regents may use and disclose Proprietary Information to their employees, agents, consultants, contractors, and, in the case of Licensee, its sublicensees, provided that any such parties are bound by a like duty of confidentiality.

   27.2 Nothing contained herein will in any way restrict or impair the right of Licensee or The Regents to use, disclose or otherwise deal with any Proprietary Information:

          27.2.1 that recipient can demonstrate by written records was previously known to it;

          27.2.2 that is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

          27.2.3 that is lawfully obtained without restrictions by recipient from sources independent of the disclosing party who have the right to disclose such information;

          27.2.4 that is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency;

          27.2.5 that is furnished to a third party by the recipient with similar confidentiality restrictions imposed on such third party, as evidenced in writing; or

          27.2.5 that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

   27.3 Upon termination of this Agreement, Licensee and The Regents will destroy or return to the disclosing party Proprietary Information received from the other in its possession within thirty (30) days following the effective date of termination. Licensee and The Regents will provide each other, within thirty (30) days following termination, with a written notice that Proprietary Information has been returned or destroyed. Each party may, however, retain one copy of Proprietary Information for archival purposes in nonworking files.


28.  Miscellaneous
---  -------------

     28.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     28.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it will be effective as of the date recited on page one.

     28.3 No amendment or modification hereof will be valid or binding upon the parties unless made in writing and signed on behalf of each party.

     28.4 This Agreement embodies the entire understanding of the parties and will supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Option Agreement specified in the Recitals in this Agreement and effective April 30, 1992 is hereby expired.

     28.5 In case any of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, but this Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

     In witness whereof, both The Regents and Licensee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereinafter written.

MEGABIOS CORP:               THE REGENTS OF THE UNIVERSITY
                                    OF CALIFORNIA:

By   /s/BENJAMIN F. MCGRAW    By  /s/ ^^
     -----------------------     ------------------------------
         (Signature)                     (Signature)
                                            for
Name   Benjamin F. McGraw      Name: Terence A. Feuerborn
     -----------------------
       (Please Print)

Title   President & CEO       Title:  Executive Director
      ----------------------  Research Administration
                              and Technology Transfer

Date      May 9, 1996         Date
     -----------------------       ----------------------------

                   AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT
              BETWEEN THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
                     AND MEGABIOS CORP., DATED MAY 9, 1996

        This Amendment, effective as of the date of last signature below, amends the Exclusive License Agreement between The Regents of the University of California ("The Regents") and Megabios Corp. ("Megabios") effective May 9, 1996 ("License AGreement").

        Whereas Megabios desires to enter into a collaborative research and license agreement with Eli Lilly and Company ("Lilly"), pursuant to which Megabios will grant to Lilly a sublicense to its rights under the License Agreement ("Lilly AGreement");

        Now, therefore, the parties hereby agree as follows:

1. The terms and conditions of the License Agreement remain in full effect, except to the extent expressly modified herein. All terms used herein shall have the definitions set forth in the License Agreement unless expressly stated otherwise.

2. Solely with respect to any Patent Product sold by Lilly, its Affiliate or sublicense pursuant to the sublicense granted by Megabios to Lilly under the Lilly Agreement, the parties agree to amend the License Agreement as follows:

        a) Paragraph 1.4 ("Net Sales") shall be deleted and Section 1.16 of the Lilly Agreement (attached hereto as Exhibit A) shall be substituted therefore;

        b) the second and third sentences of Paragraph 4.6 shall be deleted and
Section 6.11 of the Lilly Agreement (attached hereto as Exhibit B) shall be substituted therefore; and

        c) Paragraph 6.4.1 shall be amended to delete the words "gross sales." Megabios' sublicense to Lilly shall require the auditing and reporting rights specified in Section 6.9 of the Lilly Agreement (attached hereto as Exhibit C).

THE REGENTS OF THE UNIVERSITY                 MEGABIOS CORP.
OF CALIFORNIA

By: /s/ Candace L. Voelker                    By: /s/ Benjamin H. McGraw
   -----------------------------                  ------------------------------

Name: Candace L. Voelker                      Name: Benjamin H. McGraw III
     ---------------------------                    ----------------------------

Title: Associate Director                     Title: Chairman, President and CEO
      --------------------------                    ----------------------------

Date: 5/15/97                                 Date: 14 May 1997
     ---------------------------                   -----------------------------

                                  EXHIBIT A

     Section 1.16. "Net Sales" means, with respect to a product [ * ]by LILLY
     -------------
or a LILLY Affiliate or sublicensee to unrelated third parties for the Product (or as the case may be under Section 6.4, gross amount invoiced by MEGABIOS or MEGABIOS Affiliate or sublicensee), less the following [ * ].

     a. Trade, quantity and cash discounts [ * ].

     b. Discounts, refunds, rebates, chargebacks and retroactive price adjustments [ * ].

     c. Product returns and allowances for Product returns;

     d. That portion of the sales value (determined by the same methods described below for combination products) associated with [ * ].

     e. Any tax [ * ]

     f. Allowances for distribution expenses, [ * ]

     g. Any other similar, reasonable and customary deductions which are: [ * ]


     Such amounts shall be determined from the books and records of LILLY, its Affiliates or sublicensees [ * ] In the event that LILLY, its Affiliate(s), or sublicensee(s) distributes Products for commercial human therapeutic end use to itself or to another Affiliate, or sublicensee for commercial human therapeutic end use itself (e.g. an Affiliate hospital), then [ * ].

     In the event the Product is sold as part of a combination products including one or more active agents in addition to Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying [ * ] In the event that such average sale price cannot be determined for both the Product and the other product(s) separately, Net Sales of Products shall be determined by multiplying [ * ] If neither the Product nor the other product(s) are sold separately in finished form or the mechanics provided above are otherwise inapplicable, Net Sales of Products shall be determined [ * ].


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                  EXHIBIT B

     Section 6.11. Exchange Rates.  All payments to be made by one party to the
     ------------- --------------
other under this Agreement shall be made in United States dollars. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due to the other party shall be made using payor's then current standard exchange rate methodology consistently applied for payor's own internal accounting purposes, which methodology shall be in conformity with generally accepted accounting principles. Attached as Appendix IV is a general description of the exchange rate methodology that is currently employed by LILLY any change to such methodology would be applied to LILLY on a global basis.

                                 Appendix IV

            METHODOLOGY FOR CONVERTING FOREIGN SALES TO US DOLLARS
            ------------------------------------------------------

The following is a description of how Eli Lilly and Company converts sales in foreign countries to US dollars for external reporting:

Sales are transmitted directly to our corporate headquarters at the end of every month. Our sales in several countries are made in US dollars, but most are made in local currency. These sales are converted to US dollars [ * ]


[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                  EXHIBIT C

     Section 6.9. Records.  Within the term of this Agreement and within one (1)
     ------------ --------
year after its termination, the party receiving the royalty shall not more than once each year have the right to have the royalty payor's independent certified accountant inspect the royalty payer's records for any of the three (3) preceding years for the purpose of determining the accuracy of royalty payments including reviewing gross sales and the deductions described in Section 1.16 of this Agreement. The independent certified accountant shall keep confidential any information obtained during such inspection and shall report to the party receiving the royalty only the information necessary to make an accurate calculation of amounts of royalties due and payable. For avoidance of any doubt, the parties acknowledge that the audit rights described under this Section 6.9 shall not require LILLY to obtain records from its Affiliates other than those records that it regularly receives from such Affiliates, however, the independent certified accountant may inspect the records that LILLY possesses and the records that its Affiliates possess at their respective locations to the extent described in this Section 6.9 of the Agreement. The receiving party shall bear the expenses of such audit, provided that, in the event of material underpayment (in excess of 5%) of any royalties owing hereunder, the paying party shall bear the reasonable expenses of such audit, in addition to reimbursement for such underpayment.

[ * ] Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.